Exhibit 99.2

JON BARRON

10200-5 LARWIN

CHATSWORTH, CA 91311

August 30, 2006

BY FEDERAL EXPRESS

Board of Directors

Sweet Success Enterprises, Inc.

1250 N.E. Loop 410, Suite 630

San Antonio, TX 78209

Re: Director’s Resignation

Gentlemen:

The purpose of this letter is to supplement my notice of resignation dated August 25, 2006. It is my understanding that the second paragraph of my notice of resignation has been taken as an accusation of wrongdoing by either members of management or the Board of Directors. The purpose of this correspondence is to clarify that the statements in my notice of resignation were not meant to question any specific conduct of management or the Board. My resignation was prompted by concerns over the sufficiency of the Company’s internal controls and procedures. Based on my dissatisfaction with the Company’s delays in implementing those controls and procedures, I felt compelled to resign my position.

Yours truly,

/s/ Jon Barron

Jon Barron